Exhibit (a)(5)(iv)

Tortoise Announces Final Results of Tender Offers for its Closed-End Funds

Tortoise Energy Infrastructure Corp. (NYSE: TYG)

Tortoise Midstream Energy Fund, Inc. (NYSE: NTG)

Tortoise Pipeline & Energy Fund, Inc. (NYSE: TTP)

Tortoise Energy Independence Fund, Inc. (NYSE: NDP)

Tortoise Power and Energy Infrastructure Fund, Inc. (NYSE: TPZ)

FOR IMMEDIATE RELEASE

OVERLAND PARK, KS — November 7, 2023 — Tortoise announced today the final results of cash tender offers for each of the following Funds that expired at 5:00 P.M., Eastern Time on November 1, 2023.

Fund	Tender Offer Amount
TYG	Up to 5% or 566,575 of its outstanding common shares
NTG	Up to 5% or 268,042 of its outstanding common shares
TTP	Up to 5% or 105,819 of its outstanding common shares
NDP	Up to 5% or 87,684 of its outstanding common shares
TPZ	Up to 5% or 310,008 of its outstanding common shares

The table below shows the final results for each Fund. The final results are based on a count by Computershare, the depositary for each tender offer.

Fund	Shares Properly Tendered	Shares to be Purchased		Pro-Ration Factor*	Purchase Price**	Outstanding Shares after Giving Effect to Tender Offer
TYG	5,300,271	566,575		0.1070650	$33.04	10,764,933
NTG	2,873,273	268,032	(1)	0.0934999	$39.55	5,092,810
TTP	1,074,230	105,819		0.0985840	$32.04	2,010,566
NDP	1,012,489	87,684		0.0868390	$34.85	1,666,014
TPZ	3,297,052	310,008		0.0941553	$15.11	5,890,167

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*        The number of shares to be purchased divided by the number of shares properly tendered. The factor is subject to rounding adjustment to avoid the purchase of fractional shares.

**      Equal to 98% of the relevant Fund’s net asset value per share as of the close of regular trading on the New York Stock Exchange (NYSE) on November 1, 2023 (the date the Tender Offer expired).

(1)      NTG will purchase 268,032 shares, the maximum quantity of shares to purchase after pro-ration without exceeding 5% of its outstanding common shares.

Any questions related to the tender offer can be directed to Georgeson LLC, the Funds’ information agent for the tender offer, at 1-877-278-9672 for TYG, 1-888-666-2580 for NTG, 1-866203-9401 for TTP, 1-866-432-2791 for NDP, and 1-877-668-1646 for TPZ.

About Tortoise

Tortoise focuses on energy & power infrastructure and the transition to cleaner energy. Tortoise’s track record of energy value chain investment experience and research dates back more than 20 years. As an early investor in midstream energy, Tortoise believes it is well-positioned to be at the forefront of the global energy evolution that is underway. With a steady wins approach and a long-term perspective, Tortoise strives to make a positive impact on clients and communities. To learn more, please visit www.TortoiseEcofin.com.

Tortoise Capital Advisors, L.L.C. is the adviser to Tortoise Energy Infrastructure Corp., Tortoise Midstream Energy Fund, Inc., Tortoise Pipeline & Energy Fund, Inc., Tortoise Energy Independence Fund, Inc. and Tortoise Power and Energy Infrastructure Fund, Inc.

For additional information on these funds, please visit cef.tortoiseecofin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Although the funds and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the fund’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the funds and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Contact information

For more information contact Eva Lipner at (913) 981-1020 or info@tortoiseecofin.com.

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